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Mercury Interactive Corporation Requests NASDAQ Extension

  Company Informs NASDAQ it will be Unable to be in Full Compliance with Filing Requirements by January 3, 2006 Deadline

Mountain View, CA, December 27, 2005 – Mercury Interactive Corporation (NASDAQ: MERQE) today announced that while it has made substantial progress in the completion of its previously announced restatement, the Company has requested an extension to the January 3, 2006 NASDAQ deadline in order to finish the significant volume of work required to be fully compliant with NASDAQ requirements for continued listing related to its financial restatements and SEC filings. The Company requested this extension from the NASDAQ Listing Qualifications Panel and will report the Panel’s response promptly after written notice of the response is received.

The Company also requested that, in the event the Panel does not grant the Company’s extension request and decides to delist the Company’s common stock from NASDAQ, the Panel will grant the Company the right to relist on an expedited basis. The Company requested expedited relisting under The NASDAQ National Market maintenance standards once the Company fulfills its filing requirement and demonstrates compliance with all other initial listing standards for The NASDAQ National Market.

“We have completed a significant amount of the work required to finish our restatement, and we have strong visibility into the steps we need to take to ensure that our restated financials meet NASDAQ requirements,” said Tony Zingale, chief executive officer at Mercury. “Mercury’s management remains fully focused on running our business while completing the restatement in as timely of a manner as possible. We are leaving no stone unturned to ensure our restated financials are thorough, complete and accurate. Our shareholders, employees and customers can be assured that the core strengths of Mercury’s business operations, excellent product offerings, and large market opportunity remain the same.”

The restatement of Mercury’s financial statements is being undertaken as a result of the determinations made by the Company’s Special Committee of the Board of Directors reported on November 2, 2005, regarding stock option matters and loans to certain officers.

As previously announced, the NASDAQ Panel granted the Company an extension of time until January 3, 2006 in which to file its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005, all required restated and other financial statements for previous periods, and to otherwise meet all necessary listing standards of The NASDAQ National Market. In making the grant, the Panel noted that it would not entertain further extension requests should the Company be unable to make its filings by the January 3, 2006 deadline, and that if the Company is unable to comply with the conditions for continued listing required by the Panel, the Company’s shares of common stock are subject to immediate delisting from The NASDAQ National Market.

About Mercury

Mercury Interactive Corporation (NASDAQ: MERQE), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

Forward Looking Statements

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that reflect Mercury’s judgment and involve risks and uncertainties as of the date of this release. These forward looking statements include those related to compliance with the NASDAQ Listing Qualifications Panel requirements, the completion of the restatement of Mercury’s financial statements, the filing of delinquent reports on Forms 10-Q and the potential delisting of Mercury’s securities. Actual events or results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and should not be considered as an indication of future events or results. Potential risks and uncertainties include, among other things: 1) the timing of completion of the Company’s review, restatement and filing of its historical financial statements and the filing of its Form 10-Q for the second and third quarters of fiscal year 2005, 2) the impact of the expensing of stock options and stock purchases under Mercury’s employee stock purchase program pursuant to Financial Accounting Standards Board’s Statement 123 including, without limitation, the impact of the restatement, 3) the impact of the resignations of Amnon Landan, Douglas Smith and Susan Skaer, 4) the

possibility that the trustee for Mercury’s Zero Coupon Senior Convertible Notes due 2008 (the 2003 Notes) and 4.75% Convertible Subordinated Notes due 2007 (the 2000 Notes and, together with the 2003 Notes, the Notes) or the holders of at least 25% of the outstanding principal amount of the 2000 or the 2003 Notes may, if the Company does not file its historical financial statements and periodic reports by March 31, 2006, cause acceleration of repayment of the entire principal amount and accrued interest on such Notes, 5) the nature and scope of the ongoing SEC investigation, 6) the risk that if the Company is delisted, the Company will not achieve relisting by The NASDAQ National Market, 7) the effect of any third party litigation arising out of the Special Committee investigation, 8) costs incurred by Mercury in connection with the Special Committee investigation and the SEC investigation, and 9) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of December 27, 2005 and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION
379 N. Whisman Road
Mountain View, CA 94043
Tel: (650) 603-5200 Fax: (650) 603-5300
www.mercury.com